EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED BYLAWS OF

INTERNET BRANDS, INC.

The undersigned, being the Secretary of Internet Brands, Inc. (the “Company”), hereby certifies as follows:

1.               Effective May 30, 2008, the Amended and Restated Bylaws of the Company were amended to read as follows:

Article III, Section 3.2 of the Amended and Restated Bylaws of the Company were amended by deleting the first sentence of Section 3.2 in its entirety and replacing it with the following sentence:

The number of directors of the corporation shall be eight (8).

Dated effective:  May 30, 2008

/s/ B. Lynn Walsh
B. Lynn Walsh, Secretary